CERTIFICATE OF AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Integra LifeSciences Holdings Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company, acting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution to amend Article FOURTH of the Company’s Restated Certificate of Incorporation (the “Amendment”) so that, as amended, it shall be read in its entirety as follows:

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 255,000,000 shares, par value $0.01 per share, of which 240,000,000 are designated as Common Stock and 15,000,000 shares are designated as Preferred Stock. At the effective time of this Certificate of Amendment (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock shall be divided into two (2) validly issued, fully paid and non-assessable shares of Common Stock reflecting a two (2) for one (1) stock split. From and after the Effective Time, certificates representing shares of Common Stock immediately prior to the Effective Time shall represent the number of shares of Common Stock into which such shares of Common Stock shall have been reclassified pursuant to this Certificate of Amendment.

SECOND: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Stuart M. Essig, Ph.D. its Chairman of the Board of Directors, and attested by Richard D. Gorelick, its Corporate Secretary, this 21st day of December, 2016.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

		By:	/s/ Stuart M. Essig
Stuart M. Essig, Ph.D.
Chairman of the Board of Directors

Attest:	/s/ Richard D. Gorelick
Richard D. Gorelick
Corporate Secretary